Exhibit 10.1

TRANSITION EMPLOYMENT AGREEMENT

This Transition Employment Agreement (the “Agreement”), by and between Kevin J. Kennedy (the “Executive”) and Openwave Systems Inc., a Delaware corporation (the “Company”), sets forth Executive’s duties and obligations, and rights to compensation and benefits, in connection with Executive’s transition to a part-time position and the termination of his employment. Executive and the Company may be referred to collectively in this Agreement as the “Parties.”

Therefore, in exchange for the covenants, promises and representations described below, the Parties hereby agree as follows:

1.    Effective Date.  The Effective Date of this Agreement is September 22, 2003.

2.    Prior Agreements.  As of the Effective Date, this Agreement is the exclusive document setting forth the terms and conditions under which Executive shall be employed by the Company. Except as explicitly set forth herein, this Agreement supersedes, terminates and replaces all prior agreements and understandings between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates, including, but not limited to, that letter agreement by which Executive accepted employment with the Company dated as of August 28, 2001 (“Letter Agreement”), and all amendments to the Letter Agreement; that Change of Control Severance Agreement between Executive and the Company dated as of October 12, 2001; the Company’s Executive Severance Benefit Policy; as well as any other change of control and/or severance agreements and any verbal agreements and discussions.

3.    Continued Service.

3.1    Pre-Transition Period.  Commencing on the Effective Date and, unless terminated earlier by the Company or Executive as provided in Section 4 of this Agreement, ending on September 30, 2003 (the “Transition Date”) (such period between the Effective Date and the Transition Date is referred to herein as the “Pre-Transition Period”), Executive shall continue to serve as a full time employee of the Company, with such duties and reporting structure as determined by the Chief Executive Officer. The Parties agree that Executive shall cease to serve as a full-time employee no later than the close of business on the Transition Date.

3.2.    Transition Period.  Provided Executive complies with his obligations hereunder, Executive shall become employed by the Company as Advisor to the Chief Executive Officer (“CEO”) of the Company for the period of time commencing on October 1, 2003 and ending on June 30, 2005, unless Executive’s employment is terminated earlier by either Party as provided in Section 4, (such date, the “Termination Date”) (such period between October 1, 2003 and the Termination Date is referred to herein as the “Transition Period”). As Advisor to the CEO, Executive shall report to the CEO and have such duties and authority as shall be determined from time to time by the CEO. During the Transition Period, Executive shall devote up to 10 hours per week to the performance of Executive’s duties hereunder.

3.3    Service as a Director.  Executive agrees that he shall continue to serve as a member of the Company’s Board of Directors (the “Board”) through and following the Termination Date, unless he resigns or is otherwise removed from office by stockholder vote or pursuant to applicable law. Executive shall be eligible to receive cash compensation for his service as a member of the Board following the Termination Date in accordance with the Company’s regular board compensation policies and in such amounts as are provided to similarly situated outside directors. In lieu of receiving a First Option under the Company’s 1999 Director Stock Option Plan (the “Directors’ Plan”) and subject to his continued service as a member of the Board of Directors on each respective grant date, the Company shall grant Executive an option to purchase 24,000 shares of common stock at the first meeting of the board of directors on or after July 1, 2004, an option to purchase 36,000 shares of the Company’s common stock on the date of the first board meeting in calendar year 2005, and an option to purchase 36,000 shares of the Company’s common stock on the date of the first board meeting in calendar year 2006. Subject to continued service as a member of the Board, all three of these options shall vest ratably on a monthly basis over four years from the date of grant. In addition, subject to his continued service as a member of the Board, Executive shall be eligible for subsequent annual option grants under and in accordance with the terms of the Directors’ Plan.

4.    At-Will Employment.  The Company and Executive acknowledge and agree that Executive’s employment is, and shall continue to be, at-will as defined under applicable law and may be terminated at any time, for any reason or no reason, with or without notice, at the option of either Party. If Executive’s employment terminates for any reason, Executive understands and agrees that Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

4.1    Termination for Cause; Termination of Membership on the Board of Directors; Resignation.  If, at any time prior to the Termination Date, (a) Executive’s service as a member of the Board ceases for any reason, (b) the Company terminates Executive’s employment for Cause (as defined below), (c) Executive resigns his employment with the Company, or (d) either party terminates Executive’s service as a result of death or disability, Executive will have no further rights to receive, and the Company shall have no obligation to provide, any of the benefits or compensation described in this Agreement, other than such compensation that has been earned, but not paid, prior to the date of the termination of Executive’s employment.

4.2    Termination Without Cause.  If the Company terminates Executive’s employment at any time without Cause, Executive (or his estate, as applicable) will be entitled to receive all of the benefits and compensation described in this Agreement that Executive would have been entitled to receive if Executive had continued to be employed pursuant to this Agreement through the Termination Date; provided, however, that if Executive’s employment is terminated without Cause prior to the date on which Executive has executed a valid Release (as defined below), Executive shall not be entitled to receive any of the benefits or compensation described in this Agreement, other than such compensation that has been earned, but not paid, prior to the date of the termination of Executive’s employment, unless and until he validly executes the Release.

4.3    Termination Date.  Executive understands and agrees that if his employment is not terminated by either Party prior to the Termination Date, then, as of the close of business on the Termination Date, he shall cease to be an employee of the Company. On or before the Termination Date, the Company shall pay him all compensation that has been earned, but not paid, pursuant to this Agreement. Executive acknowledges and agrees that following the Termination Date, he shall have no rights to receive any compensation or benefits, except for such compensation and/or benefits to which he may be entitled, pursuant to Company policy and Section 3.3 above, as a result of his service as a non-employee member of the Board.

4.4    Cause.  For the purposes of this Agreement, the definition of “Cause” for termination set forth in the Letter Agreement is incorporated by reference. In addition, the Company shall be entitled to terminate Executive’s employment for “Cause” if, without the prior written consent of the Company in a writing signed by the Company’s Chief Executive Officer, Executive (a) pursues any employment or consulting opportunity with any business which is in Competition with the business of the Company or its subsidiaries at any time prior to the Termination Date, or (b) either an as principal or employee any business, which is in Competition with the business of the Company or its subsidiaries (in either case, a “Competitive Activity”). Prior to engaging in any employment, consulting, or principal activity that Executive should reasonably expect might constitute a Competitive Activity, Executive shall notify Openwave’s CEO and its General Counsel of the planned activity. If Openwave reasonably believes such activity constitutes a prohibited Competitive Activity hereunder or discovers that Executive is in good faith, unknowingly engaged in a Competitive Activity, then Openwave shall promptly notify Executive in writing that it views such activity as a Competitive Activity and Executive shall have a five-day cure period to cease such activity. In such an event, provided that Executive ceases such activity within the cure period, such activity shall not constitute a “Cause” for termination of employment hereunder.

For purposes of this Section 4.4, a business shall be deemed to be in “Competition” with the Company or its subsidiaries if it is engaged in or has taken concrete steps toward engaging in, or one of its operating subsidiaries or operating divisions derives a majority of its revenues from, the business of providing (A) software that enables Internet connectivity or enables or provides data services on mobile devices (such as messaging and location) to communication service providers or enterprise customers, and/or (B) messaging software to communication service providers, Internet service providers or enterprise customers, either as carried on or being developed by the Company or its subsidiaries as of the applicable date, in all cities, counties, states and countries in which the business of the Company or its subsidiaries is then being conducted or its products are being sold. The Parties, however, understand and agree that Executive may serve as the Chief Executive Officer of JDS Uniphase Corporation and its subsidiaries and affiliated entities, and as a member of the Board of Directors of JDS Uniphase Corporation, Rambus, and Quantum Corporation during the Transition Period.

5.    Compensation and Benefits During Pre-Transition Period.  During the Pre-Transition Period, Executive shall be eligible to earn compensation (including base salary and bonuses, including the performance bonus under the amendment to the Letter Agreement dated January 24, 2003) and to participate in the Company’s standard employee benefit plans, programs and arrangements (the “Benefit Plans”) on the same terms and under the same conditions as existed immediately prior to the Effective Date.

6.    Compensation and Benefits During Transition Period.

6.1    Salary.  During the Transition Period, Executive shall earn a base salary of $2,000 per month. All payments of base salary shall be payable in regular installments in accordance with the Company’s usual payroll practices and reduced by applicable required or authorized withholding.

6.2    Corporate Bonus Program.  Executive acknowledges and agrees that he shall not be eligible to participate in any bonus program including, without limitation, the Corporate Bonus Program following the Transition Date; provided that, to the extent not paid prior to the commencement of the Transition Period, Executive shall continue to be eligible for the performance bonus under the amendment to the Letter Agreement dated January 24, 2003.

6.3    Outstanding Options.  Executive acknowledges and agrees that as of the Effective Date, he has no rights to purchase any shares of the Company’s capital stock except for his rights pursuant to Option #009368 and Option #A009368 granted pursuant to the terms of the Company’s Openwave Systems Inc. 1996 Stock Plan and Openwave Systems Inc. 1995 Stock Plan, respectively (collectively, the “Options”). Executive acknowledges that the date of the termination of his Continuous Status as an employee, with respect to the Options, shall be no later than the Termination Date. Executive and the Company further agree that the Options shall continue to vest subject to Executive’s continued employment and in accordance with their existing terms until June 30, 2004. Executive and the Company further agree to take all reasonably necessary actions, including the execution of an amendment to the stock Options agreement, such that the Options shall cease vesting following June 30, 2004, but that the vested portion of the Options shall continue to remain exercisable in accordance with their existing terms.

6.4    Offer to Exchange.  In consideration for the rights and benefits provided to Executive pursuant to this Agreement, Executive waives his rights to receive any Replacement Options pursuant to the Offer to Exchange that commenced on March 13, 2003.

6.5.    Employee Benefits.  Executive acknowledges and agrees that he shall have no rights to participate in any of the Company’s Benefit Plans following the Transition Date, except as otherwise required by law; to the extent he would be entitled to participate in any of the Benefit Plans pursuant to the terms of such Benefit Plans but for the terms of this Agreement, Executive waives his right to participate in such Benefit Plans.

7.    Continuing Obligations.

7.1.    Confidentiality.  Executive represents and warrants that at all times prior to the Effective Date he has been in compliance with, and at all times following the Effective Date he will continue to comply with, his obligations as set forth in the Confidential Inventions and Assignment Agreement (the “CIAA”) executed by Executive in 2001 when he commenced his employment with the Company. The Parties agree to amend the CIAA to reflect the Company’s consent to Executive’s service with JDS Uniphase Corporation, Rambus and Quantum

Corporation (as described in Section 3.2 above) and such other employment or consulting opportunities with any business that are not in competition with the business of the Company or its subsidiaries and that would not otherwise reasonably interfere with Executive’s obligations to the Company under this Agreement or his duties as a member of the board of directors and to make such other changes as are necessary to protect the Company’s interests in Executive’s services during the Transition Period and Pre-Transition Period.

7.2    Policies and Procedures.  Executive represents and warrants to the best of his knowledge that at all times prior to the Effective Date he has been in material compliance with, and at all times during his employment with the Company following the Effective Date he will continue in good faith to strive to materially comply with the terms and conditions of the Company’s standard policies and procedures which apply to its employees generally.

7.3    Release of All Claims.  As a condition to Executive’s entitlement to any of the rights, benefits and compensation arising or due hereunder, Executive shall execute (and not revoke) the Company’s standard form of release of all claims agreement in a form substantially similar to that attached hereto as Exhibit A (the “Release”) on or before the Transition Date.

8.    Successors.

8.1    Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8.1 or which becomes bound by the terms of this Agreement by operation of law or otherwise.

8.2    Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

9.    Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given either (i) when personally delivered or sent by facsimile or (ii) five (5) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address or facsimile number that he most recently communicated to the Company in writing. In the case of the Company, mailed notices or notices sent by facsimile shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

10.    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.    Amendment.  This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties.

12.    Waiver.  If either party should waive any breach of any provision of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.    Severability.  The parties intend that the covenants and agreements contained in the provisions of this Agreement shall be deemed to be a series of separate covenants and agreements. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in the provisions of this Agreement, then such unenforceable covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. If any one or more of the covenants contained in this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it then appears.

14.    Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

15.    Headings.  The headings and captions in this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any provisions of this Agreement.

16.    Facsimile; Counterparts.  This Agreement may be executed and delivered by facsimile and in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement and shall be equally binding as signed copies penned in ink and hand delivered.

OPENWAVE SYSTEMS INC.

By:

Don Listwin President & Chief Executive Officer

EXECUTIVE:

Kevin J. Kennedy

EXHIBIT A

RELEASE

This general release of claims (“Release”) is being executed pursuant to the terms set forth in that Transition Employment Agreement with an effective date of September 22, 2002, between me and Openwave Systems Inc. (the “Agreement”), which Agreement I have previously executed. Certain capitalized terms used in this Release are defined in the Agreement.

I hereby confirm my obligations under the form of the Openwave’s Confidential Information and Invention Assignment Agreement, as amended pursuant to Section 7.1 of the Agreement, which I have previously signed.

I, on behalf of myself and my heirs, estate, executors, administrators, successors and assigns, do hereby release, acquit and forever discharge Openwave, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than my rights under the Agreement and any claim for indemnification I may have as a result of any third party action against me based on my employment with Openwave), arising out of or in any way related to my employment with Openwave, and any agreements, events, acts or conduct at any time prior to and including the date I execute this Release related to such employment, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with Openwave or the planned termination of that employment (except as otherwise provided below in this paragraph), including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in Openwave, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967 (“ADEA”), the federal Employee Retirement Income Security Act of 1974, the federal Rehabilitation Act of 1973, the federal Americans with Disabilities Act of 1990, the federal Fair Labor Standards Act, the federal Family Medical Leave Act, the California Fair Employment and Housing Act, and any amendments to the foregoing laws; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. Notwithstanding the preceding sentence, this Release shall not apply to, and shall not release Openwave paragraph from its obligations (a) to defend and indemnify me pursuant to Openwave’s indemnification obligations pursuant to agreement, its bylaws and applicable law, and (b) to provide such benefits and compensation as are payable now or in the future pursuant to the Agreement (c) to pay such regular salary, vacation pay, expense reimbursements and claims for medical benefits under the Company’s standard polices as may be accrued, but unpaid, as of the date of this Release, and (d) due under the Company’s 401(k) plan (together, the foregoing clauses (a)-(d) are referred to herein as the “Protected Benefits”).

I agree that the claims released pursuant to this Release include all claims against individual employees of Openwave, acting within the scope of their employment.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against Openwave.

At Openwave’s reasonable request and expense, I agree to cooperate fully in connection with any legal matter, proceeding or action relating to Openwave.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

EXECUTIVE

Kevin J. Kennedy

Date: